[NETOPIA LOGO]


December 20, 2002


Netopia, Inc.
2470 Mariner Square Loop
Alameda, California 94501


                     NOTICE OF ANNUAL STOCKHOLDER MEETING

Notice is hereby given that the Annual Stockholder Meeting of Netopia, Inc. (the "Company"), will be held on January 28, 2003, at 10:00 a.m. local time, at Marketplace Tower, 6001 Shellmound Street, 4th Floor, Emeryville, California 94608 for the following purposes:

   1. To elect five (5) directors to serve until the 2004 Annual Stockholder Meeting or until their successors have been elected and qualified or until their earlier resignation, death or removal.

   2. To approve amendments to the Company's 1996 Stock Option Plan and 2002 Equity Incentive Plan as described in the accompanying proxy statement.

   3. To approve amendments to the Company's Employee Stock Purchase Plan as described in the accompanying proxy statement.

   4. To ratify the appointment of KPMG LLP as independent auditors of the Company.

   5. To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

Stockholders of record at the close of business on December 13, 2002 are the only stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting and at any adjournment or postponements thereof. A list of such stockholders will be available for inspection at the Company's new headquarters located at Marketplace Tower, 6001 Shellmound Street, 4th Floor, Emeryville, California, during ordinary business hours for the ten-day period prior to the Annual Stockholder Meeting.


                                        By Order of the Board of Directors,


                                        /s/ David A. Kadish


                                        David A. Kadish
                                        Senior Vice President, General Counsel
                                        and Secretary

Alameda, California
December 20, 2002


                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE TELEPHONICALLY OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                                 [NETOPIA LOGO]


                                 Netopia, Inc.
                               Marketplace Tower
                       6001 Shellmound Street, 4th Floor
                         Emeryville, California 94608
                      (address effective January 1, 2003)

                            ---------------------

                                PROXY STATEMENT
                      FOR THE ANNUAL STOCKHOLDER MEETING
                         To be held on January 28, 2003
                            ---------------------

     These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Netopia, Inc., a Delaware corporation (the "Company" or "Netopia"), for use at the Annual Stockholder Meeting to be held on Tuesday, January 28, 2003, at 10:00 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Stockholder Meeting. The meeting will be held at the Company's new offices at Marketplace Tower, 6001 Shellmound Street, 4th Floor, Emeryville, California. Effective January 1, 2003, the Company's telephone number is (510) 420-7400. The date of this Proxy Statement is December 20, 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

     ANNUAL REPORT ON FORM 10-K. A copy of the Company's annual report on Form 10-K for the fiscal year ended September 30, 2002 including the consolidated financial statements, schedules and list of exhibits is enclosed with this Proxy Statement. The Company will mail without charge, upon written request, additional copies of the Company's annual report on Form 10-K. Request should be sent to Netopia, Inc., Marketplace Tower, 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary.

     VOTING SECURITIES. The Company's Common Stock ("Common Stock") is the only type of security entitled to vote at the Annual Stockholder Meeting. On December 13, 2002, the record date for the determination of stockholders entitled to vote at the Annual Stockholder Meeting, there were 18,906,973 shares of Common Stock issued and outstanding. Each stockholder of record on December 13, 2002 will be entitled to one vote for each share of Common Stock held by such stockholder on December 13, 2002. Shares of Common Stock may not be voted cumulatively. The inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, will tabulate all votes.

     Stockholders may vote in person or by proxy. The Company's bylaws provide that a majority of all of the shares of the Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Stockholder Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

     SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition to soliciting holders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries to forward copies of the proxies and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally, by telephone or facsimile or by other means of communication, without additional compensation.

     VOTING OF PROXIES. Whether or not you are able to attend the Annual Stockholder Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at www.proxyvote.com. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposals No. 2, No. 3 and No. 4, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Stockholder Meeting. If sufficient votes in favor of the proposals are not received by the date of the Annual Stockholder Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a holder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. A holder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Stockholder Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of December 13, 2002, with respect to the beneficial ownership of Common Stock by (i) the Chief Executive Officer and the four other executive officers of the Company named in the "Executive Compensation and Other Matters -- Summary Compensation Table,"
(ii) all directors and nominees, (iii) all executive officers and directors of the Company as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding Common Stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares of Common Stock subject to options and warrants that are currently exercisable or are exercisable by a holder within sixty (60) days of December 13, 2002 are deemed to be beneficially owned by that holder and to be outstanding for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed 5% beneficial owner is c/o Netopia, Inc., Marketplace Tower, 6001 Shellmound Street, 4th Floor, Emeryville, California 94608.

                                                            Shares Beneficially Owned (1)
                                                            ----------------------------
                                                              Currently        Percent
Name of Beneficial Owner                                        Owned         of Class
------------------------                                    ------------    ------------
   Kern Capital Management LLC (2) .......................    2,485,000        13.14%
   Royce & Associates, LLC (3) ...........................    1,661,700         8.79%
   Alan B. Lefkof (4) ....................................      531,149         2.75%
   William D. Baker (5) ..................................       59,906            *
   Brooke A. Hauch (6) ...................................      155,442            *
   David A. Kadish (7) ...................................      243,403         1.27%
   Thomas A. Skoulis (8) .................................      273,317         1.43%
   Reese M. Jones (9) ....................................    1,061,755         5.60%
   Robert Lee (10) .......................................       37,250            *
   David F. Marquardt (11) ...............................      149,986            *
   Harold S. Wills (12) ..................................       37,250            *
   All Current Directors and Executive Officers as a Group
    (12 persons) (13) ....................................    2,830,930        13.83%

------------
*    Less than 1% of the outstanding shares of Common Stock.

(1) The number of shares of Common Stock beneficially owned includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 13, 2002.

(2) The number of shares beneficially owned by Kern Capital Management LLC was reported in a Form 13G filed on February 14, 2002 with the United States Securities and Exchange Commission, and a Form 13F filed on November 14, 2002 with the United States Securities and Exchange Commission. The address of Kern Capital Management LLC is reported as 114 West 47th Street, Suite 1926, New York, New York 10036.

(3) The number of shares beneficially owned by Royce & Associates, LLC was reported in a Form 13F filed on November 6, 2002 with the United States Securities and Exchange Commission. The address of Royce & Associates, LLC is reported as 1414 Avenue of the Americas, New York, New York 10019.

(4) Includes 423,410 shares issuable upon the exercise of stock options held by Alan B. Lefkof and 107,739 shares held by the Lefkof Family Trust over which Alan B. Lefkof has shared voting and investment authority.

(5) Includes 58,333 shares issuable upon the exercise of stock options held by William D. Baker.

(6) Includes 148,214 shares issuable upon the exercise of stock options held by Brooke A. Hauch.

(7) Includes 234,388 shares issuable upon the exercise of stock options held by David A. Kadish.

(8) Includes 228,802 shares issuable upon the exercise of stock options held by Thomas A. Skoulis.

(9) Includes 55,500 shares issuable upon the exercise of stock options held by Reese M. Jones.

(10) Includes 37,250 shares issuable upon the exercise of stock options held by Robert Lee.

(11) Includes 80,500 shares issuable upon the exercise of stock options held by David F. Marquardt.

(12) Includes 37,250 shares issuable upon the exercise of stock options held by Harold S. Wills.

(13) Includes 1,568,001 shares issuable upon the exercise of stock options held by all current executive officers and directors.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The directors who are being nominated for election to the Board of Directors (the "Nominees") as recommended by the Nominating Committee of the Board of Directors, their ages as of September 30, 2002, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Stockholder Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The size of the Board of Directors is currently set at five members. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The five Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Stockholder Meeting will be elected directors of the Company to serve until the next Annual Stockholder Meeting or until their successors have been duly elected and qualified.

             VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Directors are elected by a plurality of the affirmative votes cast by those shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Stockholder Meeting. The five Nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted towards a Nominee's total. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Name and Positions Held with the Company                                   Age     First Became a Director
----------------------------------------                                  -----   ------------------------
   Alan B. Lefkof, President, Chief Executive Officer and Director (1)    49            August 1991
   Reese M. Jones, Chairman of the Board of Directors .................   44             March 1987
   Robert Lee, Director (2)(3) ........................................   54           November 2001
   David F. Marquardt, Director (2)(4) ................................   53           December 1990
   Harold S. Wills, Director (2)(3)(4) ................................   60             April 2001

------------
(1) Member of the Stock Option Committee

(2) Member of the Audit Committee

(3) Member of the Nominating Committee

(4) Member of the Compensation Committee

     Alan B. Lefkof. Mr. Lefkof has served as a director of Netopia since August 1991, when he joined Netopia as President. He has been Chief Executive Officer since November 1994. He also serves as a director of QuickLogic Corporation and MS2, Inc. Prior to joining Netopia, Mr. Lefkof served as President of GRiD Systems, and as a Management Consultant at McKinsey & Company. Mr. Lefkof received a B.S. in computer science from the Massachusetts Institute of Technology in 1975 and an M.B.A. from Harvard Business School in 1977.

     Reese M. Jones. Mr. Jones, founder of Netopia, has served as Chairman of the Board of Directors of Netopia since March 1987. Mr. Jones served as Chief Executive Officer of Netopia until Mr. Lefkof was appointed Chief Executive Officer in November 1994. Mr. Jones is a private investor and business consultant who currently serves on the Board of Directors of a number of privately held companies. Mr. Jones received a B.A. in biophysics from the University of California at Berkeley in 1982.

     Robert Lee. Mr Lee has been a director of Netopia since November 2001. Mr. Lee is a private investor and business consultant who currently serves on the Board of Directors of Interland, Inc. as well as a number of privately held companies and non-profit organizations. From 1972 to 1998, Mr. Lee served in various executive capacities at Pacific Bell, most recently as a corporate Executive Vice President and President of

Business Communications. Mr. Lee received a B.S. in electrical engineering from University of Southern California in 1970 and an M.B.A. from University of California at Berkeley in 1972.

     David F. Marquardt. Mr. Marquardt has been a director of Netopia since December 1990. Mr. Marquardt is a founding General Partner of August Capital, formed in 1995, and has been a General Partner of various private venture capital partnerships since August 1980. Mr. Marquardt currently serves on the Board of Directors of Microsoft Corporation, Tumbleweed Communications, AutoTradeCenter, Inc., Seagate Technology and a number of privately held companies. Mr. Marquardt received a B.S. in mechanical engineering from Columbia University in 1973 and an M.B.A. from Stanford University in 1978.

     Harold S. Wills. Mr. Wills has been a director of Netopia since April 2001. Mr. Wills is a private investor and business consultant who currently serves on the Board of Directors of PhotoChannel Networks Inc. From April 1996 through October 2000, Mr. Wills served in various executive capacities at PSINet, Inc., most recently as Director, President and Chief Operating Officer. Mr. Wills has also held senior management positions with Granada Group PLC, Xerox and IBM. Mr. Wills received a Master of Science in Business from Columbia University in 1974.

     During the fiscal year ended September 30, 2002, the Board held five (5) meetings and acted by written consent one (1) time. No director listed above who served on the Board in fiscal year 2002 attended fewer than 80% of the meetings of the Board and any committee on which he served. The Board has an Audit Committee, Compensation Committee, Nominating Committee, and Stock Option Committee.

     During the fiscal year ended September 30, 2002, the Company's Audit Committee met four (4) times. The Audit Committee (i) is responsible for engagement of the Company's independent auditors, (ii) reviews the services and activities of such auditors, (iii) reviews and evaluates the Company's accounting systems, financial controls and financial personnel, (iv) monitors the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (v) monitors the independence and performance of such auditors and (vi) provides an avenue of communication among the independent auditors, management and the Board of Directors. The members of the Audit Committee during the 2002 fiscal year were Robert Lee, David F. Marquardt, and Harold S. Wills.

     During the fiscal year ended September 30, 2002, the Compensation Committee acted by written consent seven (7) times. The Compensation Committee sets salaries and other compensation arrangements for officers and other key employees of the Company, administers the Company's stock option, stock purchase and stock bonus plans, and advises the Board on general aspects of the Company's compensation and benefit policies. For additional information concerning the Compensation Committee, see "Report of the Compensation Committee on Executive Compensation," "Executive Compensation and Other Matters" and "Compensation Committee Interlocks and Insider Participation." The members of the Compensation Committee during the 2002 fiscal year were David F. Marquardt and Harold S. Wills.

     The Board established the Nominating Committee on October 31, 2002, and appointed Robert Lee and Harold S. Wills as its members. The Nominating Committee recommends nominees for the Board. The Nominating Committee has recommended the election of each of the nominated directors.

     During the fiscal year ended September 30, 2002, the Stock Option Committee acted by written consent five (5) times. The Board has delegated to the Stock Option Committee the authority to approve the grant to non-officer employees and other individuals of stock options in amounts less than 10,000 shares. The sole member of the Stock Option Committee during the 2002 fiscal year was Alan B. Lefkof.

COMPENSATION OF DIRECTORS

     Except for grants of stock options, members of the Company's Board of Directors do not receive compensation for their services as directors, other than reimbursement of any actual travel and living expenses incurred in connection with attending meetings of the Board of Directors and meetings of the Audit Committee. Directors of the Company are eligible to receive options under the Company's 1996 Stock Option Plan, 2000 Stock Incentive Plan, and 2002 Equity Incentive Plan. The Automatic Option Grant Program that is part of the 1996 Stock Option Plan and 2002 Equity Incentive Plan provides for the grant of an option to purchase 25,000 shares of Common Stock upon a non-employee director's initial election or appointment to the Board. The Automatic Option Grant Program also provides for the grant of an option to purchase 6,000 shares of Common Stock to each non-employee director on the date of each annual stockholder meeting. After the pool of shares available under the 1996 Stock Option Plan for automatic option grants is exhausted, grants under the Automatic Option Grant Program will thereafter be made out of the 2002 Equity Incentive Plan. See "Proposal No. 2," which seeks approval of amendments to the 1996 Stock Option Plan and the 2002 Equity Incentive Plan to increase the number of shares to be granted to non-employee directors under the Automatic Option Grant Program.

     During the fiscal year ended September 30, 2002, Messrs. Jones, Lee, Marquardt and Wills each received grants of an option to purchase 6,000 shares under the Automatic Option Grant Program of the 1996 Stock Option Plan on January 30, 2002, the date of the 2002 annual stockholder meeting. Mr. Lee received a grant of an option to purchase 25,000 shares under the Automatic Option Grant Program of the 1996 Stock Option Plan on November 1, 2001, the date he joined the board. Mr. Jones and Mr. Marquardt received grants of options to purchase 12,000 shares and 37,000 shares, respectively, on December 31, 2001, that replaced the same number of options voluntarily surrendered for cancellation on June 4, 2001 pursuant to an option exchange offer.

                                PROPOSAL NO. 2
              APPROVAL OF AMENDMENTS TO THE 1996 STOCK OPTION PLAN
                        AND 2002 EQUITY INCENTIVE PLAN

     The stockholders are being asked to vote on a proposal to approve amendments to the Automatic Option Grant Programs that are included in the 1996 Stock Option Plan (the "1996 Plan") and 2002 Equity Incentive Plan (the "2002 Plan"). The 2002 Plan was adopted on December 13, 2001 and approved by the stockholders at the annual meeting on January 30, 2002. The Company established the 2002 Plan to serve as a successor to the 1996 Plan to provide a means whereby employees, directors, consultants, and independent advisors of the Company or parent or subsidiary corporations may be given an opportunity to acquire shares of Common Stock through option grants, stock awards and other equity awards. The Board of Directors believes that awards to non-employee directors under the 1996 Plan and 2002 Plan play an important role in the Company's efforts to attract, employ and retain directors of outstanding ability. Recent legal and regulatory changes have resulted in the imposition of additional obligations on the outside directors of a company and therefore require a greater time commitment from the outside directors. The increases to the Automatic Grant Program that are the subject of this Proposal #2 are designed to compensate directors for the greater responsibilities.

     General. The 2002 Plan contains the following equity incentive programs:
(i) a Discretionary Grant Program under which key employees, directors and consultants may be granted stock options to purchase shares of Common Stock or stock appreciation rights, (ii) a Stock Issuance Program under which eligible individuals may be issued shares of Common Stock directly or may receive stock units, and (iii) an Automatic Grant Program under which option grants will be made at specified intervals to the non-employee Board members. In addition, the 2002 Plan permits the Board to implement additional equity compensation programs as specified in the Plan.

     Eligibility. Employees (including officers), directors, consultants and independent contractors who render services to the Company or its subsidiary corporations (whether now existing or subsequently established) are eligible to receive awards under the 1996 Plan and 2002 Plan. However, only non-employee members of the Board of Directors are eligible for grants under the Automatic Option Grant Program. As of December 13, 2002, approximately 4 directors were eligible to participate in the Automatic Option Grant Program.

     Securities Subject to Plans. The number of shares of Common Stock which may be issued under the 1996 Plan, is 4,786,260 shares. The initial number of shares of Common Stock which may be issued under the 2002 Plan, is 750,000 shares. The number of shares of Common Stock available for issuance under the 2002 Plan will automatically increase on the first trading day of each calendar year beginning 2003 by an amount equal to four and three-quarter percent (4.75%) of the shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, provided, however, that no such automatic annual increase may exceed 1,000,000 shares.

     Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent awards under the 2002 Plan. If restricted shares or shares issued upon exercise of options are forfeited and if stock units or stock appreciation rights are forfeited or terminate before being exercised, such shares will be available for subsequent awards under the 2002 Plan. If stock units or stock appreciation rights are settled, then only the actual number of shares of Common Stock actually issued in settlement shall reduce the number of shares available for future awards under the 2002 Plan.

     Valuation. For purposes of establishing the exercise price and for all other valuation purposes under the 1996 Plan and the 2002 Plan, the fair market value of a share of Common Stock on any relevant date will be the closing price per share of Common Stock on that date, as such price is reported on the Nasdaq National Market System. The closing price of the Common Stock on December 13, 2002 was $1.40 per share.

     Automatic Option Grant Program. Both the 1996 Plan and the 2002 Plan have provisions for automatic option grants for non-employee directors of the Company. The Automatic Option Grant Program provides for the grant of an option to purchase 25,000 shares of Common Stock upon a non-employee director's initial election or appointment to the Board. The Automatic Option Grant Program also provides for the grant of an option to purchase 6,000 shares of Common Stock to non-employee directors on the date of each annual stockholder meeting. After there are not sufficient shares available in the 1996 Plan for automatic option grants, grants under the Automatic Option Grant Program will be made out of the 2002 Plan.

     The amendments that are the subject of this Proposal No. 2 will increase the number of options granted to non-employee directors under the Automatic Option Grant Program provisions of both the 1996 Plan and 2002 Plan. If the stockholders approve the amendments, the Automatic Option Grant Program will provide that each non-employee director who is first elected or appointed on or after the date of the 2003 Annual Meeting will receive the grant of an option to purchase 50,000 shares of Common Stock. The Automatic Option Grant Program will also provide for the grant on the date of each annual stockholder meeting beginning with the 2003 Annual Meeting of (a) an option to purchase 15,000 shares of Common Stock to each non-employee director, and (b) an additional option to purchase 5,000 shares of Common Stock to each non-employee director who is a member of the Audit Committee.

     The grants under the Automatic Option Grant Program may be summarized as follows:

     o Each individual who first becomes a non-employee Board member on or after the date of the 2003 Annual Meeting, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a non-statutory stock option under the Automatic Option Grant Program to purchase 50,000 shares of Common Stock. Each individual who first becomes a non-employee Board member before the date of the 2003 Annual Meeting, whether through election by the stockholders or appointment by the Board, was automatically granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 25,000 shares of Common Stock. A Board member who was previously in the employ of the Company shall not be eligible for an initial grant.

     o On the date of each Annual Stockholder Meeting beginning with the 2003 Annual Meeting, each individual who continues to serve as a non-employee Board member will receive an additional grant of a non-statutory stock option under the Automatic Option Grant Program to purchase 15,000 shares of Common Stock, provided such individual has not received an initial option in that same calendar year. On the date of each Annual Stockholder Meeting beginning with the 2003 Annual Meeting, each individual who continues to serve as a non-employee Board member and is a member of the Audit Committee will receive an additional grant of a non-statutory stock option under the Automatic Option Grant Program to purchase 5,000 shares of Common Stock.

     Each option grant under the Automatic Option Grant Program will be subject to the same terms and conditions, which are summarized below. The option price per share will be equal to the fair market value per share of Common Stock on the automatic grant date and each option will have a maximum term of ten years from the grant date. Each initial automatic option grant will become exercisable for the option shares in four annual installments over the optionee's period of continued Board service beginning one year from the grant date. Each annual option grant shall become exercisable in full upon the optionee's completion of one year of Board service measured from the grant date.

     A. The option will remain exercisable for a 12-month period following the optionee's termination of service as a Board member for any reason and may be exercised following the Board member's death by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

     B. The option shares will become fully vested in the event of a Corporate Transaction (as defined below). The option shares will become fully vested in the event of the optionee's cessation of Board service by reason of death or permanent disability.

     C. Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program. The remaining terms and conditions of the option will in general conform to the terms described above for option grants under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

     A Corporate Transaction includes the following transactions ("Corporate Transaction"):

     (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity;

     (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

    (iii) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 36 months prior to the date of the event that may constitute a Corporate Transaction (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

     (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

     Option Plan Amendments. The Board may, at any time and for any reason, amend or terminate the 1996 Plan and 2002 Plan. An amendment of the 1996 Plan and 2002 Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. The termination of the 1996 Plan, or any amendment thereof, shall not affect any award previously granted under the 1996 Plan. The termination of the 2002 Plan, or any amendment thereof, shall not affect any award previously granted under the 2002 Plan.

Federal Income Tax Consequences of Options Granted under the Automatic Option Grant Program

     The Federal income tax treatment for the grant of a non-statutory option is as follows: No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Accounting Treatment

     Under present accounting principles, neither the grant nor the exercise of options issued with an exercise price equal to the fair market value of the option shares on the grant date will result in any charge to the Company's earnings. However, the number of outstanding options may be a factor in determining the Company's reported earnings per share.

             VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The proxy holders intend to vote all proxies received by them FOR the adoption of the Option Plan. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 1996 STOCK OPTION PLAN AND 2002 EQUITY INCENTIVE PLAN.

                                PROPOSAL NO. 3
          APPROVAL OF AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN

     The stockholders are being asked to approve amendments to the Netopia, Inc. Employee Stock Purchase Plan (the "Purchase Plan") (a) to increase the number of shares of Common Stock available for issuance under the Purchase Plan by 750,000 shares to a total of 3,000,000, and (b) to increase the number of shares of Common Stock that each participating employee may purchase in any purchase period from 2,000 shares to 5,000 shares. The Purchase Plan is an important part of our compensation program, and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment. Because of the decline in the market price of the Company's Common Stock, the Company believes that it is appropriate to increase the number of shares of Common Stock that participating employees may purchase so that such employees may continue to make a meaningful investment in Common Stock through Purchase Plan purchases. The Company believes that it should reserve a sufficient number of shares under the Purchase Plan to last through the end of each twenty-four month offering period beginning after the 2003 Annual Stockholder Meeting. In accordance with applicable accounting guidance, an insufficient number of shares reserved at the beginning of an offering period may result in future compensation charges for financial reporting purposes. The Company estimates that without the proposed increase the remaining shares reserved for issuance under the Purchase Plan will be exhausted in 2003. Accordingly, the Board is recommending an increase to the number of shares available under the Purchase Plan.

             VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The Company's executive officers have an interest in approval of this proposal because they, along with all other individuals eligible to participate in the Purchase Plan, will be eligible to purchase up to 5,000 shares of Common Stock in any purchase period and to purchase Common Stock under the Purchase Plan from the additional 750,000 shares. The proxy holders intend to vote all proxies received by them FOR the amendment of the Purchase Plan. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.

SUMMARY OF THE EMPLOYEE STOCK PURCHASE PLAN

     The principal terms and provisions of the Purchase Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Purchase Plan. The Company will furnish a copy of the Purchase Plan to any stockholder upon written request to the Company's Secretary at the executive offices in Emeryville, California.

     Purchase Plan Background. The Purchase Plan was adopted by the Board on April 16, 1996 and approved by the stockholders on May 15, 1996. The Purchase Plan was amended on February 14, 1997, October 29, 1997, October 27, 1998, January 13, 2000, October 28, 2000, December 13, 2001 and July 12, 2002 to increase the number of shares issuable thereunder. The July 12, 2002 amendment also approved the increase in the maximum number of shares of Common Stock that each eligible employee may purchase in any purchase period from 2,000 shares to 5,000 shares. The stockholders approved each of the foregoing amendments except the July 2002 amendment, which is the subject of this proposal.

     Purpose. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock through payroll deductions. The Company is the only Participating Company in the Purchase Plan. The Purchase Plan and the right of participants to make purchases thereunder are intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Code.

     The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the appreciation of the Company's share price. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

     Administration. The Purchase Plan is currently administered by the Compensation Committee of the Board (the "Committee"). The Company pays all costs and expenses incurred in plan administration without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan are credited to a non-interest bearing book account.

     Shares and Terms. The stock issuable under the Purchase Plan may be authorized but unissued shares or reacquired shares. The maximum number of shares of Common Stock that may be issued under the Purchase Plan is 3,000,000, assuming approval of this Proposal No. 3. Common Stock subject to a terminated purchase right is available for purchase pursuant to purchase rights subsequently granted.

     Adjustments. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

     Eligibility. Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan. Approximately 317 employees (including 8 officers) were eligible to participate in the Purchase Plan as of December 13, 2002.

     Offering Periods. The Purchase Plan is implemented by offering periods which generally have a duration of twenty-four months. Each offering period is comprised of a series of one or more successive purchase periods, each of which generally have a duration of six months. Offering periods are concurrent and successive and, accordingly, a new offering period commences every six months and runs concurrently with each prior offering period. Generally, purchase periods start on the first business day in each of February and

August and end, respectively, on the last business day of July of the same year and January of the following year. A new offering period will begin on February 1, 2003 and will end on January 31, 2005. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencement, provided no offering period (other than the initial offering period) shall exceed 24 months in length, and may terminate an offering period following any purchase period.

     The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

     Purchase Price. The purchase price per share under the Purchase Plan will be 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the Nasdaq National Market. The market value of the Common Stock as reported on the Nasdaq National Market as of December 13, 2002 was $1.40 per share.

     Limitations. The plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

     1. No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

     2. In no event shall a participant be permitted to purchase more than 5,000 shares on any one purchase date assuming approval of this Proposal No. 3. If this Proposal No. 3 is not approved, in no event shall a participant be permitted to purchase more than 2,000 shares on any one purchase date.

     3. The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under
          Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

     The purchase right shall be exercisable only by the Participant during the Participant's lifetime and shall not be assignable or transferable by the Participant.

     Payment of Purchase Price; Payroll Deductions. Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 15% of a participant's cash compensation paid during a purchase period. Compensation for this purpose will include elective contributions that are not includable in income under Sections 125 or 401(k) of the Code, and all bonuses, overtime, commissions, and other amounts to the extent paid in cash.

     The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the limitations described in the "Limitations" section). No fractional shares shall be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the Purchase Plan.

     Termination. A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment and then any payroll deductions which the participant may have made with respect to a terminated purchase right will be refunded or (ii) the participant elects to withdraw from the Purchase Plan. Any payroll deductions which the participant may have made with respect to a terminated purchase right under clause (ii) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date.

     Amendment and Termination. The Purchase Plan shall continue in effect until the earlier of (i) the last business day in July 2006, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion.

     The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that, without the approval of the stockholders, no such action may (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (ii) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements.

     In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six-month purchase period. If the Board exercises such right, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the Purchase Plan.

     Corporate Transaction. In the event of (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a "Corporate Transaction"), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to 85% of the lower of the fair market value per share of Common Stock on the start date of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

     The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     Pro Ration of Purchase Rights. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

     Federal Income Tax Consequences. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and the participant will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

     Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the Purchase Plan.

     The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

     New Purchase Plan Benefits. Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, purchases of Common Stock under the Purchase Plan for the current fiscal year are not determinable. However, in the fiscal year ended September 30, 2002, each of the Named Officers purchased the following number of shares of Common Stock: Mr. Baker, 694 shares at a purchase price of $2.68 per share and 1,573 shares at a purchase price of $1.27 per share; Ms. Hauch, 2,000 shares at a purchase price of $2.68 per share and 2,000 shares at a purchase price of $1.27 per share; Mr. Kadish, 2,000 shares at a purchase price of $2.68 per share and 2,000 shares at a purchase price of $1.27 per share; and Mr. Lefkof, 2,000 shares at a purchase price of $2.68 per share and 2,000 shares at a purchase price of $1.27 per share. All executive officers as a group (8 persons) purchased 21,602 shares during the fiscal year ended September 30, 2002.

      PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board has selected KPMG LLP as the independent auditors of the Company for the fiscal year ending September 30, 2003. KPMG LLP has acted in such capacity since its appointment for fiscal year 1987. A representative of KPMG LLP will be present at the Annual Stockholder Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

     In the event ratification by the holders of the appointment of KPMG LLP as the Company's independent auditors is not obtained, the Audit Committee of the Board will reconsider such appointment.

             VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The proxy holders intend to vote all proxies received by them FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2003. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following Summary Compensation Table sets forth the compensation earned for fiscal years 2000, 2001 and 2002 by the Company's Chief Executive Officer and the four other most highly compensated officers who were serving as executive officers at the end of fiscal 2002 and whose total earned salary and bonus for fiscal 2002 exceeded $100,000 (collectively, the "Named Officers"), for services rendered in all capacities to the Company and its subsidiaries. Bonus payments shown with respect to services performed in each fiscal year were paid in the subsequent fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                                             Long-Term
                                                                                           Compensation
                                                          Annual Compensation (1)             Awards
                                                     ---------------------------------   ----------------
                                                                                            Securities
                                                                                            Underlying
Name and Principal Position                               Salary            Bonus           Options (#)
----------------------------------------             ---------------   ---------------   ----------------
Alan B. Lefkof .........................    2002       $ 308,018         $  20,000            240,000(2)
 President and Chief Executive Officer      2001         296,043                --            150,000(3)
                                            2000         280,324                --             80,000

William D. Baker .......................    2002         188,887            21,000             70,000
 Senior Vice President, Finance and         2001          35,770(4)             --            120,000
 Operations, and Chief Financial Officer    2000              --                --                 --

Brooke A. Hauch ........................    2002         187,500            13,000             85,000(2)
 Senior Vice President and Chief            2001         181,456            10,000             65,000(3)
 Information Officer                        2000         148,109            30,000             25,000

David A. Kadish ........................    2002         195,700            25,000            255,000(2)
 Senior Vice President, General Counsel     2001         188,100            18,000            250,000(3)
 and Secretary                              2000         174,679            30,000             50,000

Thomas A. Skoulis ......................    2002         176,625            83,635(5)         150,000(2)
 Senior Vice President and                  2001         159,789            63,143(5)         110,000(3)
 General Manager                            2000         139,277            84,779(5)          40,000

------------
(1) Includes amounts deferred under the Company's 401(k) Plan. Excludes car allowances and amounts paid for tax services, which in the aggregate for each Named Officer were less than 10% of salary plus bonus.

(2) Includes the following number of options for each Named Officer granted in December 2001 and which replaced options cancelled in June 2001 pursuant to the Company's offer to exchange: Mr. Lefkof, 80,000 options; Ms. Hauch, 25,000 options; Mr. Kadish, 155,000 options; and Mr. Skoulis, 40,000 options.

(3) Includes the following number of options for each Named Officer granted in January 2001 and which expired by their terms on June 30, 2001 after the Company terminated its merger agreement with Proxim, Inc.: Mr. Lefkof, 100,000 options; Ms. Hauch, 40,000 options; Mr. Kadish, 170,000 options; and Mr. Skoulis, 60,000 options.

(4)  Mr. Baker became an employee of the Company in July 2001.

(5) Bonus includes commissions earned of $63,635, $63,143 and $74,779 for fiscal years 2002, 2001 and 2000, respectively.

Option Grants in Last Fiscal Year

     The following table contains information concerning the stock option grants made to each of the Named Officers in the fiscal year ended September 30, 2002. In accordance with the rules of the United States Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. No stock appreciation rights were granted to these individuals during such year.

                                                            Individual Grants                  Potential Realizable
                                                 ---------------------------------------         Value at Assumed
                                                  % of Total                                        Annual Rates
                                  Number of        Options                                         of Stock Price
                                  Securities      Granted to                                      Appreciation for
                                  Underlying      Employees      Exercise                         Option Term (3)
                                   Options        in Fiscal     Price per     Expiration   --------------------------
Name                               Granted         2002 (1)     Share (2)        Date           5%            10%
----                           ---------------   -----------   -----------   -----------   -----------   ------------
Alan B. Lefkof .............        80,000(4)        1.73%       $  5.55     12/31/11      $279,229      $ 707,622
 President and Chief               150,000(5)        3.24%          4.00      3/01/12       377,337        956,245
 Executive Officer                  10,000(6)        0.22%          1.20      8/16/12         7,546         19,125

William D. Baker ...........        60,000(5)        1.30%          4.00      3/01/12       150,935        382,498
 Senior Vice President,             10,000(6)        0.22%          1.20      8/16/12         7,546         19,125
 Finance and Operations, and
 Chief Financial Officer

Brooke A. Hauch ............        25,000(4)        0.54%          5.55     12/31/11        87,259        221,132
 Senior Vice President and          50,000(5)        1.08%          4.00      3/01/12       125,779        318,748
 Chief Information Officer          10,000(6)        0.22%          1.20      8/16/12         7,546         19,125

David A. Kadish ............       155,000(4)        3.35%          5.55     12/31/11       541,007      1,317,017
 Senior Vice President,             80,000(7)        1.73%          4.00      3/01/12       201,246        509,998
 General Counsel and                10,000(5)        0.22%          2.50      6/12/12        15,722         39,844
 Secretary                          10,000(6)        0.22%          1.20      8/16/12         7,546         19,125

Thomas A. Skoulis ..........        40,000(4)        0.87%          5.55     12/31/11       139,615        353,811
 Senior Vice President and          80,000(5)        1.73%          4.00      3/01/12       201,246        509,998
 General Manager                    20,000(5)        0.43%          2.50      6/12/12        31,445         79,687
                                    10,000(6)        0.22%          1.20      8/16/12         7,546         19,125

------------
(1) Based on options to acquire an aggregate of 4,729,830 shares granted in the 2002 fiscal year. Includes 1,316,630 options granted in December 2001 and which replace the same number of options voluntarily surrendered for cancellation on June 4, 2001 pursuant to an option exchange offer.

(2) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the United States Securities and Exchange Commission. Actual gains, if any, on option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options replace those options voluntarily surrendered for cancellation on June 4, 2001 pursuant to an option exchange offer. The replacement options become exercisable according to the same vesting schedule applicable to the options that were cancelled. For each of the Named Officers, these replacement options vest as follows: Mr. Lefkof, 35,000 options were vested on the date of grant, and the remaining 45,000 options vest in installments through February 1, 2004; Ms. Hauch, 10,938 options were vested on the date of grant, and the remaining 14,062 options vest in installments through February 1, 2004; Mr. Kadish, 85,938 options were vested on the date of grant, and the remaining 69,062 options vest in installments through April 17, 2004; and Mr. Skoulis, 17,500 options were vested on the date of grant, and the remaining 22,500 options vest in installments through February 1, 2004.

(5) Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in quarterly installments over four years, beginning from the date of grant.

(6) Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in quarterly and monthly installments over two years, beginning from the date of grant.

(7) Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. 10,000 of the options are exercisable on the date of grant, and the balance of the options become exercisable in quarterly installments over four years, beginning from the date of grant.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of the Named Officers. The Named Officers exercised no options during the 2002 fiscal year. The Named Officers held no stock appreciation rights in fiscal 2002.

                                Number of Securities
                               Underlying Unexercised                  Value of Unexercised
                                       Options                         in-the Money Options
                                at September 30, 2002                at September 30, 2002 (1)
                            ----------------------------- -----------------------------------------
Name                         Exercisable   Unexercisable          Exercisable         Unexercisable
----                        ------------- --------------- -------------------------- --------------
Alan B. Lefkof ............    387,496        185,504                $ --                $3,000
William D. Baker ..........     37,500        152,500                  --                 3,000
Brooke A. Hauch ...........    134,879         79,996                  --                 3,000
David A. Kadish ...........    204,550        130,450                  --                 3,000
Thomas A. Skoulis .........    204,710        124,290                  --                 3,000

------------
(1) These values have not been and may never be realized. They are based on the fair market value of the Common Stock at September 30, 2002 ($1.50 per share), as determined by the closing price on the Nasdaq National Market, less the exercise price payable for such shares.

Equity Compensation Plan Information

     The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of September 30, 2002, including the Farallon Computing, Inc. 1987 Restated Stock Option Plan, the Netopia, Inc. 1996 Stock Option Plan, the Netopia, Inc. 2000 Stock Incentive Plan, and the Netopia, Inc. 2002 Equity Incentive Plan (collectively, the "Option Plans"), but excluding the Netopia, Inc. Employee Stock Purchase Plan.

                                                   (a)                      (b)                        (c)
                                                                                              Number of securities
                                          Number of securities                               remaining available for
                                            to be issued upon        Weighted-average         future issuance under
                                               exercise of           exercise price of      equity compensation plans
                                          outstanding options,     outstanding options,       (excluding securities
Plan category                             warrants, and rights      warrants and rights     reflected in column (a))
--------------------------------------   ----------------------   ----------------------   --------------------------
                                                   93,818(1)             $  2.73                           --
                                                4,693,629(2)                5.10                       92,631
Equity compensation plans approved                641,500(3)                3.60                      108,500(4)
 by security holders .................                 --                     --                      909,245(5)
Equity compensation plans not approved
 by security holders .................          1,770,141(6)                3.60                       73,406
                                                -----------                                         -----------
                                                7,105,270                                           1,183,782(5)
                                                ===========                                         ===========

------------
(1)  Granted under the 1987 Restated Stock Option Plan.

(2)  Granted under the 1996 Stock Option Plan.

(3)  Granted under the 2002 Equity Incentive Plan.

(4) Amount remaining available for issuance under the 2002 Equity Incentive Plan will automatically increase on the first trading day of each calendar year beginning 2003 by an amount equal to four and three-quarter percent (4.75%) of the shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum annual increase of 1,000,000 shares.

(5) Total shown includes the 909,245 shares of Common Stock remaining available for issuance under the Employee Stock Purchase Plan, but not taking into account the additional 750,000 shares that are the subject of Proposal No.
     3. Excluding the shares available for issuance under the Employee Stock Purchase Plan, a total of 274,537 shares of Common Stock are available for grant under the Option Plans as of September 30, 2002.

(6)  Granted under the 2000 Stock Incentive Plan.

     On October 18, 2000, the Board of Directors approved the 2000 Stock Incentive Plan, pursuant to which non-qualified stock options may be granted to our employees, officers and directors. The purpose of the 2000 Stock Incentive Plan is to promote our success by linking the personal interests of our employees, officers and directors to those of our shareholders and by providing participants with an incentive for outstanding performance. Awards granted to officers may not exceed in the aggregate forty percent (40%) of all shares that are reserved for grant under the 2000 Stock Incentive Plan. All options granted under the 2000 Stock Incentive Plan have exercise prices equal to the fair market value of the underlying stock on the date of grant. As of September 30, 2002, the Company had reserved 1,900,000 shares of Common Stock for issuance under the 2000 Stock Incentive Plan, and 73,406 remain available for grant. Options currently outstanding under the 2000 Stock Incentive Plan have vest ratably over two or four-year periods beginning at the grant date and expire ten years from the date of grant. The 2000 Stock Incentive Plan is not required to be and has not been approved by the Company's stockholders. The Company's officers and directors hold an aggregate of 392,500 options outstanding under the 2000 Stock Incentive Plan.

     On April 25, 2001, the Board of Directors approved an option exchange program pursuant to which certain employees and directors could voluntarily exchange for cancellation outstanding stock options with an exercise price above $10.00 per share. The Board of Directors agreed that no earlier than six months and one day after the voluntarly cancellation and no later than December 31, 2001, it would grant replacement options to each option holder equal to the number of options voluntarily cancelled, and that the replacement options would have the same vesting schedule as the cancelled options. The option exchange offer expired on June 4, 2001, and the Company accepted for cancellation and exchange options to purchase 1,508,911 shares of Common Stock held by 160 option holders, representing approximately 86.5% of the options eligible for cancellation. On December 31, 2001, the Board of Directors granted replacement options to purchase 1,316,630 shares of Common Stock. Each of the replacement options has a ten-year term. The following table sets forth information concerning the options exchanged with respect to each of the Named Officers and the Company's other executive officers.

                          Ten-Year Option Repricings

                                                                                                       Length of
                                         Securities        Market                                       original
                                         underlying       price of        Exercise                    option term
                                          number of       stock at        price at                     remaining
                                        options/SARs      time of         time of                      at date of
                                         repriced or    repricing or    repricing or   New exercise   repricing or
Name                           Date      amended (#)   amendment ($)   amendment ($)     price ($)     amendment
----                        ---------- -------------- --------------- --------------- -------------- -------------
Alan B. Lefkof ............ 12/31/01       80,000         $  5.55        $  48.00        $  5.55      104 months
 President and Chief
 Executive Officer

Brooke A. Hauch ........... 12/31/01       25,000            5.55           48.00           5.55      104 months
 Senior Vice President and
 Chief Information Officer

Jayant Kadambi ............ 12/31/01        7,224            5.55           34.50           5.55      108 months
 Vice President, Research   12/31/01        9,000            5.55           31.00           5.55      106 months
 & Development              12/31/01       15,000            5.55           48.00           5.55      104 months

David A. Kadish ........... 12/31/01       10,000            5.55           34.63           5.55      106 months
 Senior Vice President,     12/31/01       40,000            5.55           48.00           5.55      104 months
 General Counsel and        12/31/01       15,000            5.55           28.63           5.55       99 months
 Secretary                  12/31/01       90,000            5.55           18.00           5.55       96 months

Jeffrey G. Porter ......... 12/31/01       20,000            5.55           48.00           5.55      104 months
 Vice President, Marketing
                            12/31/01        4,000            5.55           18.75           5.55       98 months

Thomas A. Skoulis ......... 12/31/01       40,000            5.55           48.00           5.55      104 months
 Senior Vice President and
 General Manager

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Compensation Committee, as plan administrator of the Option Plans, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

     None of the Named Officers have employment agreements with the Company, and their employment may be terminated at any time. However, the Company has entered into agreements with Messrs. Lefkof, Baker, Kadish and Skoulis and with Ms. Hauch which provide for acceleration of vesting of option shares as if the officer remained employed for twelve additional months in the event the officer's employment is involuntarily terminated during the 12 month period following certain acquisitions or changes in control of the Company. In addition, Messrs. Baker and Kadish will receive severance pay equal to twelve
(12) months salary and the full target bonus for the fiscal year in which the officer's employment is terminated; Messrs. Lefkof and Skoulis and Ms. Hauch will receive severance pay equal to six (6) months salary upon any such termination and the full target bonus for the fiscal year in which the officer's employment is terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors, as of September 30, 2002, consisted of Messrs. Marquardt and Wills. Neither Mr. Marquardt nor Mr. Wills was at any time during the fiscal year ended September 30, 2002, or at any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the United States Securities and Exchange Commission. Such persons are required by United States Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during fiscal 2002.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This Report of the Compensation Committee (the "Committee") shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     The Committee has the authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and to administer the Company's various stock incentive plans. In addition, the Committee has the responsibility for approving the individual bonus program to be in effect for the CEO. The CEO has the authority to establish the level of base salary payable to all other employees of the Company, including all executive officers, subject to the approval of the Committee. In addition, the CEO has the responsibility for approving the bonus programs to be in effect for all other executive officers and other key employees each fiscal year, subject to the approval of the Committee.

     For fiscal 2002, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were informal surveys conducted by Company personnel among local companies. The Committee reviewed but made no changes to the CEO's compensation proposals for the officers.

     GENERAL COMPENSATION POLICY. The CEO's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

     In preparing the stock performance graph for this Proxy Statement, the Company has selected the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index. To the extent that the Company compares its compensation practices against other companies, through informal compensation surveys or otherwise, the constituent companies are not necessarily those included in the Indices, because the latter may not be competitive with the Company for executive talent or because compensation information is not available to the Company.

     BASE SALARY. The base salary for each executive officer is set at the time of hire based on individual negotiation, and any subsequent increases are awarded on the basis of personal performance.

     ANNUAL CASH BONUSES. Each executive officer has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company's achievement of financial performance targets established at the start of the fiscal year including operating results, gross margin performance and revenue, and then a range is established for each executive on the basis of his/her expected contribution to the Company's performance targets. Actual bonuses paid reflect both achievement of corporate objectives and an individual's accomplishment of functional objectives, with two times the weight being given to achievement of corporate rather than functional objectives. For fiscal 2001, the Company failed to achieve its financial performance targets. As a result, the Company's CEO and the Company's executive officers did not receive any bonuses for this component of their goals. However, the Committee determined that the Company's CEO had achieved functional objectives, and agreed with the CEO's assessment regarding the functional accomplishments of the Company's executive officers. The Company's CEO and executive officers received cash bonuses that represented less than 35% of their bonus targets.

     LONG-TERM INCENTIVE COMPENSATION. Generally, a significant grant is made in the year that an officer commences employment and grants typically of lesser amounts are made periodically. Generally, the size of each grant is set at a level that the Committee deems appropriate, to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion based on the recommendation made by the CEO to the Committee. In fiscal 2002, stock option grants were awarded to each of the executive officers to provide an incentive for the officers to improve the Company's performance. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The options granted in fiscal 2001 vest in periodic installments over a four-year and two-year periods, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he/she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term.

     CEO COMPENSATION. Mr. Lefkof, the Company's President and CEO, received an increase in annual base salary on January 1, 2002. The remaining components of the CEO's fiscal 2001 incentive compensation were largely dependent upon the Company's financial performance and provided no dollar guarantees. However, the Committee determined that because Mr. Lefkof had achieved functional objectives, Mr. Lefkof would receive a bonus during fiscal 2002. However, he did not receive that portion of his incentive compensation that was dependent on the achievement of the Company's financial performance targets. Along with the other executive officers, in fiscal 2002 stock option grants were awarded to the CEO to provide an incentive for the CEO to improve the Company's performance.

     TAX LIMITATION. A publicly held company such as the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. This limitation will be in effect for all fiscal years of the Company ending after the Company's initial public offering. The stockholders approved the Company's 1996 Stock Option Plan and 2002 Equity Incentive Plan, which includes provisions that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options over a three-year period and two-year period respectively. Accordingly, any compensation deemed paid to an executive officer when he exercises an option under the 1996 Stock Option Plan and 2002 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will generally qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 2002 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million cap.


                                        Compensation Committee


                                        David F. Marquardt
                                        Harold S. Wills

     REPRICING REPORT. On April 25, 2001, the Board of Directors approved an option exchange program pursuant to which certain employees and directors could voluntarily exchange for cancellation outstanding stock options with an exercise price above $10.00 per share. The Board of Directors agreed that no earlier than six months and one day after the voluntarly cancellation and no later than December 31, 2001, it would grant replacement options to each option holder equal to the number of options voluntarily cancelled. The replacement options would continue to vest over the same 48-month period as the original options that they replaced. The option exchange offer expired on June 4, 2001, and the Company accepted for cancellation and exchange options to purchase 1,508,911 shares of Common Stock held by 160 option holders, representing approximately 86.5% of the options eligible for cancellation. On December 31, 2001, the Board of Directors granted replacement options to purchase 1,316,630 shares of Common Stock, and the replacement options had an exercise price of $5.55 per share. Each of the replacement options has a ten-year term. Any employee whose employment terminated prior to the replacement grant date was not eligible to receive a replacement option.

     Stock options are intended to provide incentives to the Company's officers and employees. The Board of Directors believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate key employees who are critical to the Company's long-term success. The Board of Directors further believes that, at their original exercise prices, the disparity between the exercise price of the cancelled options and the then market prices for the Common Stock did not provide meaningful incentives to the employees holding the options. A review of other companies in the telecommunications equipment and software industries indicates that some of these companies have been confronted with this problem and have entered into similar option exchange programs to motivate their employees.

     The Board of Directors approved the repricing of options as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward the Company's success. The adjustment was deemed by the Board of Directors to be in the best interests of the Company and its stockholders.


                                       Board of Directors (as of April 25, 2001)


                                       Reese M. Jones
                                       Alan B. Lefkof
                                       David F. Marquardt
                                       David C. King
                                       Harold S. Wills

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on a hypothetical $100.00 investment in the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period commencing on September 30, 1997 and ending on September 30, 2002. The Company's fiscal year ended September 30, 2002. This stock performance graph includes data as of the latest practicable date. The Company has not included the JP Morgan H&Q Technology Index in the stock performance graph because the Company has been advised that this index is no longer maintained.

     The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Research Data Group, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG NETOPIA, INC. THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

[THE FOLLOWING DATA WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                                                                          Cumulative Total Return
                          ----------------------------------------------------------------------------------------------------------
                                 9/97    12/97   3/98    6/98     9/98   12/98     3/99    6/99    9/99    12/99      3/00    6/00

NETOPIA, INC.                  100.00    83.64  88.18  114.55    81.82   99.09   118.18  347.27   580.00   790.01   1046.37  585.45
NASDAQ STOCK MARKET (U.S.)     100.00    93.62 109.57  112.58   101.58  131.99   148.03  161.92   165.95   245.29    275.37  239.44
NASDAQ TELECOMMUNICATIONS      100.00   108.47 138.07  146.03   128.92  179.52   225.79  239.49   218.60   320.28    340.00  268.38

                                                            Cumulative Total Return
                          -----------------------------------------------------------------------------------
                                 9/00     12/00    3/01     6/01    9/01    12/01     3/02     6/02    9/02

NETOPIA, INC                    160.00    62.73    41.82    89.31   57.31    80.73    74.18   39.71   21.82
NASDAQ STOCK MARKET (U.S.)      220.33   147.54   110.13   129.80   90.05   117.07   110.86   88.38   70.90
NASDAQ TELECOMMUNICATIONS       214.25   136.41   120.18   113.80   82.88    91.33    64.96   39.18   35.98

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee consists of three independent directors. The Audit Committee presently consists of Messrs. Robert Lee, David F. Marquardt and Harold S. Wills. All members of the Audit Committee are independent directors of the Company as defined under the listing standards of the Nasdaq National Market. The Audit Committee operates under a written charter adopted by the Board of Directors (the "Charter"). Under the Charter, the Audit Committee is required to make regular reports to the Board.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to retain the Company's independent auditors and to monitor and oversee these processes. In that context, the Audit Committee met and held discussions with management and the Company's independent auditors, KPMG LLP ("KPMG"). Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

     The Audit Committee discussed with KPMG those matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standard, AU 380) as currently in effect. The Audit Committee also discussed with KPMG its independence from the Company and the Company's management. Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as currently in effect.

     Audit Fees. Fees for the fiscal year 2002 audit and the review of Forms 10-Q are $180,000, of which $111,880 has been invoiced and paid to date.

     Financial Information Systems Design and Implementation Fees. KPMG did not perform any services or bill any fees for financial information systems and design implementation for the fiscal year ended September 30, 2001.

     All Other Fees. Aggregate fees billed for all other services rendered by KPMG for the fiscal year ended September 30, 2002 are $130,877. These services included tax consultation and due diligence assistance.

     Based upon the discussions and representations referenced above, the Audit Committee recommended to the Board of Directors that the audited financials statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the United States Securities and Exchange Commission. The Audit Committee also has recommended, subject to stockholder approval, the selection of KPMG LLP as the Company's independent auditors.


                                        Audit Committee


                                        Robert Lee
                                        David F. Marquardt
                                        Harold S. Wills

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL STOCKHOLDER MEETING

     Proposals of stockholders intended to be presented at the 2004 Annual Stockholder Meeting of the Company must be received by the Company at its offices at Marketplace Tower, 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary, not later than August 29, 2003 and satisfy the conditions established by the United States Securities and Exchange Commission for holder proposals to be included in the Company's proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, stockholders wishing to bring a proposal before the 2004 Annual Stockholder Meeting of the Company (but not to include it in the Company's proxy statement for that meeting) should provide written notice of the proposal to the Company no later than November 14, 2003, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which the Company did not have notice as of such date.


OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not informed of any other matter, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.


                                        By Order of the Board of Directors,


                                        /s/ David A. Kadish


                                        David A. Kadish
                                        Senior Vice President, General Counsel
                                        and Secretary

Dated: December 20, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE TELEPHONICALLY OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL STOCKHOLDER MEETING.


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